Exhibit 99.1

Bruker Announces Resignation of Chief Financial Officer and Appointment of Interim Chief Financial Officer

BILLERICA, Mass. — May 20, 2015 — Bruker Corporation (NASDAQ: BRKR) today announced that on May 19, 2015, Mr. Charles F. Wagner, Jr., Executive Vice President and the Chief Financial Officer (CFO) of Bruker since July 2012, submitted his resignation, effective June 12, 2015, in order to pursue other interests.  Mr. Wagner has informed the Company that he has accepted a position as Chief Financial Officer of Ortho-Clinical Diagnostics, Inc., and will commence service in that position in late June 2015.  Mr. Wagner’s resignation is not the result of any dispute or disagreement with the Company or any matter relating to the Company’s accounting practices or financial statements.

Frank Laukien, Bruker’s President & CEO, commented: “I would like to thank Charlie Wagner for doing an outstanding job as our Chief Financial Officer over the last 3 years, and for his previous contributions to Bruker as a director.  Charlie has been a key architect of our Innovation & Transformation strategy, and has helped Bruker strengthen its leadership, processes and systems.  While our transformation is substantially planned and well underway, more work remains to be done, as Bruker is committed to becoming a great company.  I am grateful for Charlie’s positive impact on Bruker, and wish him continued success in his new role.”

Mr. Wagner said: “I am very proud of my five year affiliation with Bruker, including two years on the Board of Directors and three years as CFO.  During that time, we have worked very hard to build upon Bruker’s outstanding legacy and transform the company for the better.  Bruker is a stronger company today, because of those efforts.”

Mr. Wagner is expected to continue in his role as Bruker’s Chief Financial Officer until his departure from the Company, and he will work during the next few weeks to ensure an orderly transition of his responsibilities.  Bruker intends to initiate a search and until such time as a new CFO is appointed, Mr. Anthony L. Mattacchione, an executive officer and the Company’s Senior Vice President of Finance & Accounting, will serve as interim CFO, effective upon Mr. Wagner’s departure.  Mr. Mattacchione joined the Company in February 2013, and is currently responsible for the Company’s global finance and accounting functions, including corporate accounting, financial planning & analysis, treasury, tax, shared financial services, internal controls and internal audit.  Prior to joining the Company, Mr. Mattacchione served as Chief Financial Officer of EMD Millipore Corporation, a subsidiary of Merck KGaA, and as Vice President, Controller and Chief Accounting Officer of Millipore Corporation.

About Bruker Corporation

For more than 50 years, Bruker has enabled scientists to make breakthrough discoveries and develop new applications that improve the quality of human life.  Bruker’s high-performance scientific research instruments and high-value analytical solutions enable scientists to explore life and materials at molecular, cellular and microscopic levels.  In close cooperation with our customers, Bruker is enabling innovation, productivity and customer success in life science molecular research, in applied and pharma applications, and in microscopy, nano-analysis and industrial applications, as well as in cell biology, preclinical imaging, clinical research, microbiology and molecular diagnostics.  For more information, please visit:  http://www.bruker.com.

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